Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@ampf.com

Media contact:	Steven Connolly 612-671-4146 steven.x.connolly@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES ELECTION OF DIRECTOR TO REPLACE SEAT VACATED BY RETIRED DIRECTOR

Boston, MA, March 2, 2015 — The members of the Board of Columbia Seligman Premium Technology Growth Fund, Inc. (the “Fund”) (NYSE: STK) today announced their consideration and unanimous election of William A. Hawkins to the Fund’s Board of Directors, filling a seat vacated by Stephen R. Lewis, Jr., since his retirement from the Board on January 1, 2015. In addition to his duties as a director, Mr. Hawkins will also serve on the Board’s Audit Committee, Compliance Committee, Executive Committee, and Investment Review Committee. Mr. Hawkins also serves on the board of directors/trustees of other Columbia funds, including one other closed-end fund and certain open-end funds.

At the Fund’s Fifth Annual Meeting of Stockholders (the 2015 Meeting), to be held on April 13, 2015 in Minneapolis, MN, Stockholders will be asked to elect Mr. Hawkins to hold office until the 2017 Annual Meeting of Stockholders and until his successor is elected and qualifies. In addition, as previously announced, three of the Fund’s directors will be standing for re-election to the Board at the 2015 Meeting. This and other information relating to the Meeting, including additional details of the Meeting place and time, will be described in a notice of meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiamanagement.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2015 Columbia Management Investment Advisers, LLC. All rights reserved.	AdTrax #1136673

The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets. The Fund’s use of derivatives introduces risks possibly greater than the risks associated with investing directly in the investments underlying the derivatives. A relatively small price movement in an underlying investment may result in a substantial gain or loss. The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk. There is no assurance that the Fund will meet its investment objectives or that distributions will be made. You could lose some or all of your investment. In addition, closed-end funds frequently trade at a discount to their net asset values, which may increase your risk of loss.